Exhibit 10.9
PUBMATIC, INC.
EMPLOYMENT AGREEMENT
This Agreement is made by and between PubMatic, Inc., a Delaware corporation (the “Company”) and Steve Pantelick (“Employee”) effective as of November 7, 2011 (the “Effective Date”).
1.Employment and Duties. The Company agrees to employ and Employee agrees to serve as the Company’s Chief Financial Officer and will report in the Company’s Chief Executive Officer (“CEO”). The duties and responsibilities of Employee shall include the duties and responsibilities as the Company’s CEO may from time to time reasonably assign to Employee.
2.At Will Employment. Employment with the Company is for no specific period of time. The Employee’s employment with the Company will be “at will,” meaning that either the Employee or the Company may terminate the Employee’s employment at any time and for any or no reason, with or without Cause (as defined below) or notice. Any contrary representations that may have been made to the Employee are superseded by this letter agreement. This is the full and complete agreement between the Employee and the Company on this term. Although the Employee’s job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of the Employee’s employment may only be changed in an express written agreement signed by the Employee and the Company’s CEO.
3.Place of Employment. Employee’s services shall be performed at the Company’s Redwood City, California office.
4.Base Salary. For all services to be rendered by Employee pursuant to this Agreement, the Company agrees to pay Employee during the Employment Period an initial base salary (the “Base Salary”) at an annual rate of $270.000. The Base Salary shall be paid in periodic installments in accordance with the Company’s regular payroll practices. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.
5.Bonus. For each of the Company’s fiscal years, commencing with the 2012 fiscal year, the Employee will be eligible to earn an annual incentive bonus with a target amount equal to $75,000, based on the achievement of certain milestones established by the Company. The Company’s Board of Directors, in its sole discretion, will determine whether Employee has earned each annual incentive bonus (including whether such established milestones have been met) and such determination will he final and binding. Employee will not earn an incentive bonus unless Employee is employed by the Company on the date when each such bonus is payable. Any incentive bonus will be payable no later than the June 1 following the end of the fiscal year (which occurs on each March 31) with respect to which the bonus was earned.

6.Option.
(a)Subject to the approval of the Company’s Board of Directors, the Employee will be granted an option to purchase shares of common stock representing 1.35% of the Company’s fully diluted common stock (assuming exercise of all outstanding options and warrants, but excluding any share reserve available for options grants), with vesting commencing on the date of joining this Company (the “Stock Option”). Twenty five percent (25%) of the Stock Option shall vest on the one (1) year anniversary of the Employee’s first date of employment, and 1/36 of the balance of the Stock Option shall vest each month thereafter, subject to the Employee’s continued employment on each vesting date. The exercise price per share of the Stock Option will be determined by the Board of Directors when the Stock Option is granted. There is no guarantee that the Internal Revenue Service will agree with this value. The Employee should consult with his own tax advisor concerning the tax consequences associated with accepting an option to purchase shares of the Company’s Common Stock. The Stock Option will be subject to the terms and conditions applicable to options granted under the Company’s Stock Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement.
(b)Double Trigger Vesting. If after a Change of Control, the Company terminates the Employee’s employment without Cause (as defined below) or the Employee resigns his employment and such resignation qualifies as a Constructive Termination (as defined below), 100% of the Stock Option that remains unvested shall vest and become fully exercisable immediately upon the termination of employment of the Employee; provided, that the Employee executes and delivers to the Company, and does not revoke, the Release (as defined below).
7.Termination of Employment.
(a)If the Employee’s employment with the Company terminates for any reason, the Company shall pay the Employee all salary earned as of the date the termination becomes effective, any bonus earned but unpaid through the date the termination becomes effective and any of the Employee’s benefits shall be terminated or continued under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law,
(b)If Employee is terminated by the Company within twelve (12) months after his first date of employment with the Company for any reason other than (A) Cause, as defined below, (B) death or (C) Disability, as defined below, and such termination is an involuntary separation from service, as defined in Treasury Regulation 1.409A-l(n) (the “Separation”), provided that Employee has satisfied the Conditions (as defined below) within the Deadline (as defined below), the Company will (a) pay Employee’s then base salary and bonus (the “Cash Severance”) for six months (with such six months of bonus payments to be equal to the bonus payments Employee is eligible to receive under Section 5 above based on milestones actually achieved during such six month period, as determined by the Company in its sole discretion, and pro rated for such six month period) in accordance with the Company’s regular payroll schedule, commencing with the Company’s first regular payroll date following the last day of the Deadline (the “First Payroll Date”), (b) pay any earned but unpaid bonus, a
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s determined in the sole discretion of the Company, no later than the First Payroll Date; (c) pay Employee’s COBRA premiums under the Company’s health plans for u period of six months, provided that Employee has timely elected COBRA and commencing on the first-date on which Employee loses coverage under the Company’s health plans as a result of Employee’s Separation and (d) Employee will receive vesting acceleration with respect to the Stock Option, as if Employee provided another six (6) months of service following the Separation date; provided, however, that in the event the Separation occurs after Employee’s completion of twelve (12) months of service with the Company and provided that all of the conditions set forth above are satisfied by Employee, the “six” in items (a), (c) and (d) above will be changed to “three.” To receive the severance benefits set forth above, Employee must execute (and do not revoke) a full and complete general release of an claims (the “Release”) in a form provided to Employee by the Company within five (5) business days following Employee’s Separation and return all Company property (collectively, the “Conditions”) in each case within twenty-one (21) days following the date that Employee receives the Release (the “Deadline”).
Notwithstanding anything stated herein to the contrary, the Cash Severance provided in connection with Employee’s Separation under this section is intended to be exempt from Internal Revenue Code Section 409A pursuant to Treasury Regulation Section 1 .409A-1(b)(9)(iii) and to the extent it is exempt pursuant to such section it will in any event be paid no later than the last day of Employee’s second taxable year following the taxable year in which Employee’s Separation has occurred.
If any of the Cash Severance payments provided in connection with Employee’s Separation does not qualify for any reason to be exempt from Internal Revenue Code Section 409A and if Employee is deemed by the Company at the time of Employee’s Separation to be a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i) (i.e., a “key employee” of a publicly traded company)), each such payment will not be made or commence until the date which is the first (1st) business day of the seventh (7th) month after Employee’s Separation and the installments that otherwise would have been paid during the first six (6) months after Employee’s Separation will be paid in a lump sum on the first (1st) business day of the seventh (7th) month after Employee’s Separation, with the remaining payments made according to the schedule set forth above. Such deferral will only be effected to the extent required to avoid adverse tax treatment to Employee, including (without limitation) the additional twenty percent (20%) federal tax for which Employee would otherwise be liable under Section 409A(a)(1)(B) of the Internal Revenue Code in the absence of such deferral.
8.Definitions. The following tem1s will have the following meanings when used in this Agreement.
(a)Cause. Cause shall mean: (i) willful failure by the Employee to substantially pcrfom1 his duties hereunder, (ii) an act or omission by the Employee which constitutes gross misconduct or gross negligence; (iii) Employee’s (A) violation of a federal or state law or regulation applicable to the business of the Company, (B) material violation of any agreement between the Employee and the Company, other than the Company’s confidential information agreement, (C) material violation of any confidential information agreement
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between the Employee and the Company, or (D) material violation of any Company policy, (iv) commission, conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (v) any material unauthorized use or disclosure of the Company’s confidential information or (vi) any misappropriation of the Company’s funds or property. No act or failure to act by Employee shal1 be considered «willful” if done or omitted by Employee in good faith with reasonable belief that such action or omission was in the best interests of the Company.
(b)Constructive Termination. Constructive Tem1ination shall mean Employee’s resignation from employment following the continued existence of one of the following conditions for thirty (30) days after Employee’s written notification to the Company therein provided within thirty (30) days of the first occurrence of such condition: (i) a material diminution in the Employee’s base compensation, authority, duties} or responsibilities; provided, however that the unilateral change by the surviving or acquiring entity (or its parent) in the Employee’s title or reporting relationship in connection with the Company or its assets becoming a subsidiary, unit or division of or within the surviving or acquiring entity following a Change of Control shall not constitute a “Constructive Termination” so long as the Employee is retained in a position having base compensation, authority, duties and responsibilities substantially comparable to those held by him prior to the Change of Control; or (ii) a relocation of the Employee’s work site to a location more than thirty (30) miles from its location immediately prior to the relocation. Such termination of employment shall only be a Constructive Termination if the Employee terminates his employment with the Company within a limited period of time not to exceed ninety (90) days following the initial existence of the Constructive Termination condition.
(c)Change of Control shall mean happening of any of the following:
(i)When any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company, a subsidiary of the Company or a Company employee benefit plan, including any trustee of such plan acting as trustee, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors, provided that in no event shall a private financing approved by the Company’s Board of Directors constitute a Change of Control; or
(ii)The effective date of a merger or consolidation of the Company with any other Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being c-0nverted into voting securities of the surviving entity or the entity that controls such surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company. such surviving entity or the entity that controls such surviving entity outstanding immediately after such merger or consolidation, or
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(iii)the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.
(d)Disability. Disability shall mean Employee’s inability to perform the essential functions of Employee’s position with or without reasonable accommodation for a period of 120 consecutive days because of Employee’s physical or mental impairment.
9.Other Benefits. As a regular employee of the Company, he will continue to be eligible to participate in a number of Company-sponsored benefits.
10.Other Activities. Employee shall devote substantially all of his working time and efforts during the Company’s normal business hours to the business and affairs of the Company and its subsidiaries and to the diligent and faithful performance of the duties and responsibilities duly assigned to his pursuant to this Agreement, except for vacations, holidays and sickness.
11.Tax Matters.
(a)Withholding. All forms of compensation referred to in this letter agreement arc subject (o reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
(b)Tax Advice. Employee is encouraged to obtain Employee’s own tax advice regarding Employee’s compensation from the Company. Employee agrees that the Company does not have a duty to design its compensation policies in a manner that minimizes Employee’s tax liabilities, and Employee will not make any claim against the Company or its Board of Directors related to tax liabilities arising from Employee’s compensation.
12.Proprietary Information. During the Employment Period and thereafter, Employee shall not, without the prior written consent of the Company, disclose or use for any purpose (except in the course of his employment under this Agreement and in furtherance of the business of the Company or any of its affiliates or subsidiaries) any confidential information or proprietary data of the Company. As an express condition of Employee’s employment with the Company, Employee agrees that he has executed or agrees to execute reasonable confidentiality agreements and invention assignment agreements as requested by the Company, including but not limited to the Company’s form of Employee Agreement.
13.Non-Solicitation. Prior to the first anniversary of the actual date of termination of the Employment Period, Employee will not solicit (a) any of the Company’s then-current employees to terminate their employment with the Company or to become employed by any firm, company or other business enterprise with which Employee may then be connected or (b) any of the Company’s then-current customers to terminate their relationship with the Company or to become customers of any firm, company or other business enterprise with which Employee may then be connected.
14.Right to Advice of Counsel. Employee acknowledges that he has consulted with counsel and is fully aware of his rights and obligations under this Agreement.
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15.Absence of Conflict. Employee represents and warrants that his employment by the Company as described herein shall not conflict with and will not be constrained by any prior employment or consulting agreement or relationship. The employment relationship may be terminated by either the Employee or the Company at any time, for any reason, with or without cause, but with the notice set forth herein and subject to the applicable consequences stemming from such termination under this Agreement.
16.Notices. For purposes of this Agreement, notices and other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee:	Steve Pantelick 2111 Leavenworth Street San Francisco, CA 94133
If to the Company:	Rajeev Goel PubMatic, Inc. 901 Marshall Street, Suite 100 Redwood City, CA 94603
or to such other address or the attention of such other person as the recipient party has previously furnished to the other party in writing in accordance with this paragraph. Such notices or other communications shall be effective upon delivery or, if earlier, three days after they have been mailed as provided above.
17.Waiver. Failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder shall not be deemed to constitute a waiver thereof. Additionally, a waiver by either party or a breach of any promise hereof by the other party shall not operate as or be construed to constitute a waiver of any subsequent waiver by such other party.
18.Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid; illegal or unenforceable provision had never been contained herein.
19.Headings. The headings of the paragraphs contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.
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IN WITNESS WHEREOF1 this Employment Agreement is entered into as of the date first written above by und between the Company and Steve Pantelick as evidenced by the signatures below.

PubMatic, Inc.

By:	/s/ Rajeev Goel

Title:	CEO

EMPLOYEE:

/s/ Steve Pantelick
Steve Pantelick

PUBMATIC, INC.
AMENDMENT NUMBER ONE TO EMPLOYMENT AGREEMENT
May 10, 2017
Steven Pantelick
2111 Leavenworth Street
San Francisco, CA 94133
Dear Mr. Pantelick:
This amendment shall revise the terms and conditions of your Employment Agreement with PubMatic, Inc. (the “Company”) effective as dated as of November 7, 2011 (“Agreement”) as provided in Exhibit A attached hereto. Except as expressly provided in this amendment, the Agreement between you and the Company shall remain unmodified and in full force and effect. This amendment shall be effective as of the date of your signature below, or the date of this amendment specified above to the extent that your signature is not dated.
If you find this amendment to the Agreement acceptable, please sign and date this amendment below and return it to Lisa Feher in our HR Department.

Sincerely,

PubMatic, Inc.

By:	/s/ Rajeev Goel
Rajeev Goel, Co-Founder & CEO
I agree to the terms and conditions in this amendment to the Agreement.

Date:	August 3, 2017	/s/ Steve Pantelick
Steven Pantelick

Exhibit A
Amendments to Employment Agreement
1.At Will Employment. Section 2 of the Agreement titled “At Will Employment” is hereby replaced in its entirety to read as follows:
“Employee will be an at-will employee of the Company. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this Agreement) should be regarded by Employee as ineffective. Notwithstanding the at-will nature of Employee’s employment, Employee hereby agrees that he will provide two (2) months’ written notice of Employee’s intention to terminate Employee’s employment with the Company. During any period of your required notice, you will continue to be an employee, and you will continue to be entitled to receive your base salary and any earned but unpaid bonus as of your employment termination date to the extent that the applicable full bonus plan period has been completed as of your employment termination date (notwithstanding any bonus plan terms to the contrary). Employee’s fiduciary duties and other obligations as an employee of the Company will continue, and Employee will cooperate in the transition of Employee’s responsibilities. The Company shall, however, have the right, in its sole discretion, to direct that Employee no longer comes in to work or to shorten the notice period. If the Company shortens the required notice period Employee has provided, it reserves the right, in its sole discretion, to not pay Employee for any remaining period of notice. Employee’s participation in any stock option or benefit program is not to be regarded as assuring Employee of continuing employment for any particular period of time. Although Employee’s job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, any modification or change in Employee’s at-will employment status may only occur by way of a written employment agreement signed by Employee and the Chief Executive Officer of the Company.”
2.Salary and Bonus Changes. With effect from January 1, 2017, the base salary specified in Section 4 of the Agreement shall be increased to an annual rate of $342,466 per year and the annual bonus target specified in Section 5 of the Agreement shall be increased to $157,534.
3.Stock Option Acceleration. Section 6(b) of the Agreement titled “Double Trigger Vesting” is hereby replaced in its entirety to read as follows, and shall apply to all currently outstanding and future stock option grants of the Company to Employee that have unvested option shares:
“Double Trigger Vesting. If within two (2) years following the occurrence of an Acquisition, the Company terminates Employee’s employment without Cause (as defined below) or Employee resigns his employment and such resignation qualifies as a Constructive Termination (as defined below), one-hundred percent (100%) of Employee’s stock options that remain unvested shall vest and become fully exercisable immediately upon the termination of Employee’s employment; provided that Employee executes and delivers to the Company, and do not revoke, a full and complete release of all claims in a form provided to Employee by the Company. The form of release will be delivered to Employee by the Company within five (5) business days following Employee’s separation, and Employee must execute and return the release within the time period specified in the form and any rescission period applicable to Employee’s executed Release must have expired.”

4.Termination of Employment. Section 7(b) of the Agreement is hereby replaced in its entirety by the following Sections 7(b) through (e):
(a)“Notwithstanding the at-will nature of Employee’s employment, if the Company terminates Employee’s employment without Cause or Employee resigns his employment and such resignation qualifies as a Constructive Termination, but only so long as Employee signs, and do not revoke, a separation agreement and full and complete release of claims in a form provided to Employee by the Company (the “Release”):
i.the Company will pay Employee, following any applicable revocation period, six (6) months of Employee’s base salary, paid in the form of salary continuation; provided, however, that any salary continuation payments payable to Employee under this paragraph will be reduced by any amounts payable to Employee as notice as may be required by applicable law;
ii.to the extent that Employee participates in a bonus plan with the Company as of Employee’s employment termination date, the Company will pay Employee, following any applicable revocation period, a bonus amount under such bonus plan which is based on achievement of plan metrics as of Employee’s employment termination date, as determined in good faith by the Company, and prorated for the time period of Employee’s employment with the Company during the relevant plan period (notwithstanding any bonus plan terms to the contrary); and
iii.upon Employee’s timely election to continue existing medical, dental and/or vision benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), and consistent with the terms of COBRA and the Company’s health insurance plans, the Company will pay the insurance premiums to continue such existing health benefits for six (6) months. Employee will remain responsible for, and must continue to pay, the portion of premiums, co- payments, etc. that Employee would have paid had Employee’s employment continued. Following such period, Employee will have the option of continuing COBRA coverage at Employee’s own expense for as long as permitted by law.
The Release will be delivered to Employee by the Company within five (5) business days following Employee’s separation. Employee’s entitlement to the above benefits shall be subject to and conditioned upon Employee’s execution and return the Release to the Company within the time period specified in the form and the expiration of any rescission period that may be applicable to Employee’s executed Release.
(b)The Company may deduct or withhold from any compensation or benefits any applicable federal, state or local tax or employment withholdings or deductions resulting from any payments or benefits provided under this Agreement or otherwise in connection with Employee’s employment. In addition, it is the Company’s intention that all payments or benefits provided under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation the six-month delay for payments of deferred compensation to “key employees” upon separation from service pursuant to Section 409A(a)(2)(B)(i) of the Code (if applicable), and this Agreement shall be interpreted, administered and operated accordingly. If under this Agreement an amount is to be paid in installments, each installment shall be treated as a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii). Notwithstanding anything to the contrary herein, the

Company does not guarantee the tax treatment of any payments or benefits under this Agreement, including without limitation under the Code, federal, state, local or foreign tax laws and regulations. In the event the Deadline is in the taxable year following Employee’s termination of employment, any severance payment or deferred compensation payment shall be paid or commence (as applicable) in such subsequent taxable year if required to avoid a violation under Section 409A of the Code.
(c)In the event that any payment or benefit received or to be received by Employee pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (c), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of subsection (c), such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in the Payments being $1.00 less than the amount at which any portion of the Payments would be subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by Employee, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and Employee otherwise agrees in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to Employee (“Independent Tax Counsel”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required under this Section, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that Employee pays all taxes at the highest marginal rate. The Company and Employee shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this subsection. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. In the event that subclause (c)(ii)(B) above applies, then based on the information provided to Employee and the Company by Independent Tax Counsel, Employee may, in Employee’s sole discretion and within thirty (30) days of the date on which Employee is provided with the information prepared by Independent Tax Counsel, determine which and how much of the Payments (including the accelerated vesting of equity compensation awards) to be otherwise received by Employee shall be eliminated or reduced (as long as after such determination the value (as calculated by Independent Tax Counsel in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to Executive equals the Reduced Amount). If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then subsection (d) below shall apply, and the enforcement of subsection (e) shall be the exclusive remedy to the Company.
(d)If, notwithstanding any reduction described in subsection (d) hereof (or in the absence of any such reduction), the IRS determines that Employee is liable for the Excise Tax as a result of the receipt of one or more Payments, then Employee shall be obligated to surrender or pay back to the Company, within one-hundred twenty (120) days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that Employee’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero (0) if a Repayment Amount of more than zero (0) would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by Employee from the Payments. If the Excise Tax is not eliminated pursuant to this subsection (e), Employee shall pay the Excise Tax.”
5.Definitions. Section 8 of the Agreement titled “Definitions” is hereby replaced in its entirety to read as follows:
“Definitions. The following terms will have the following meanings when used in this Agreement:
(a)“Acquisition” shall mean any of the following occurrences:
i.any consolidation or merger in which the Company is a constituent entity or is a party in which the voting stock and other voting securities of the Company that are outstanding immediately prior to the consummation of such consolidation or merger represent, or are converted into, securities of the surviving entity of such consolidation or merger (or of any Parent of such surviving entity) that, immediately after the consummation of such consolidation or merger, together possess less than fifty percent (50%) of the total voting power of all voting securities of such surviving entity (or of any of its Parents, if any) that are outstanding immediately after the consummation of such consolidation or merger;
ii.a sale or other transfer by the holders thereof of outstanding voting stock and/or other voting securities of the Company possessing more than fifty percent (50%) of the total voting power of all outstanding voting securities of the Company, whether in one transaction or in a series of related transactions, pursuant to an agreement or agreements to which the Company is a party and that has been approved by the Board, and pursuant to which such outstanding voting securities are sold or transferred to a single person or entity, to one or more persons or entities who are Affiliates of each other, or to one or more persons or entities acting in concert; or
iii.the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Company and/or any Subsidiary or Subsidiaries of the Company, of all or substantially all the assets of the Company and its Subsidiaries taken as a whole, (or, if substantially all of the assets of the Company and its Subsidiaries taken as a whole are held by one or more Subsidiaries, the sale or disposition (whether by consolidation, merger, conversion or otherwise) of such Subsidiaries of the Company), except where such sale, lease, transfer or other disposition is made to the Company or one or more wholly owned Subsidiaries of the Company.
(b)Affiliate. Affiliate of a specified person means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified (where, for purposes of this definition, the term “control” (including the terms controlling, controlled by and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.
(c)Cause. Cause shall mean: (i) Employee’s unauthorized misuse of the Company or a Parent or Subsidiary of the Company’s trade secrets or proprietary information, (b) Employee’s conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude, (c) Employee’s committing an act of fraud against the Company or a Parent or Subsidiary of the Company or (d) Employee’s gross negligence or willful misconduct in the performance of his or her duties that has had or will have a material adverse effect on the Company or Parent or Subsidiary of the Company’s reputation or business. No act or failure to act by Employee shall be considered “willful” if done or omitted by Employee in good faith with reasonable belief that such action or omission was in the best interest of the Company.
(d)Constructive Termination. Constructive Termination shall mean, within two (2) years following the occurrence of an Acquisition, Employee’s resignation from employment following the continued existence of one of the following conditions without Employee’s consent: (i) a material diminution in the Employee’s base salary, authority, duties, or responsibilities; provided, however, that the unilateral change by the surviving or acquiring entity (or its parent) in the Employee’s title or reporting relationship in connection with the Company or its assets becoming a subsidiary, unit or division of or within the surviving or acquiring entity following an Acquisition shall not constitute a “Constructive Termination” so long as the Employee is retained in a position having base salary, authority, duties, and responsibilities substantially comparable to those held by him prior to the Acquisition; or (ii) a relocation of the Employee’s work site to a location more than thirty-five (35) miles from its location immediately prior to the relocation. Such termination of employment shall only be a Constructive Termination if the Employee terminates his employment with the Company within a limited period of time not to exceed ninety (90) days following the initial existence of the Constructive Termination condition. A termination or resignation due to Employee’s death or Disability shall not constitute a Constructive Termination. For a Constructive Termination to exist, all of the following requirements must be satisfied: (1) the Employee must provide notice to the Company of his or her intent to assert Constructive Termination within thirty (30) days of the initial existence of one or more of the conditions set forth in subclauses (i) or (ii) above; (2) the Company will have thirty (30) days (the “Company Cure Period”) from the date of such notice to remedy the condition and, if it does so, the Employee may withdraw his or her resignation or may resign with no benefits; and (3) any termination of employment under this provision must occur within ten (10) days of the earlier of expiration of the Company Cure Period or written notice from the Company that it will not undertake to cure the condition set forth in subclauses (i) or (ii); provided, however, that should the Company remedy the condition as set forth above and then one or more of the conditions arises again within two (2) years following the occurrence of an Acquisition, the Employee may assert Constructive Termination again subject to all of the conditions set forth herein.
(e)Disability. Disability means that the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
(f)Parent. Parent of a specified entity means any entity that, either directly or indirectly, owns or controls such specified entity, where for this purpose, “control” means the ownership of stock, securities or other interests that possess at least a majority of the voting power of such specified entity (including indirect ownership or control of such stock, securities or other interests).
(g)Subsidiary. Subsidiary means any entity (other than the Company) in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain owns stock or other equity securities representing fifty percent (50%) or more of the total combined voting power of all classes of stock or other equity securities in one of the other entities in such chain.”
6.Arbitration. A new Section 20 titled “Arbitration” is hereby added to the Agreement to read as follows:
“Employee and PubMatic agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, interpretation or scope of this agreement, or Employee’s employment or the termination of Employee’s employment (collectively, “Claims”), shall be resolved to the fullest extent permitted by law by final, binding, and (to the extent permitted by law) confidential arbitration as provided for below. Claims subject to this arbitration provision shall (a) include, but not be limited to, as applicable, Claims pursuant to any federal, state or local law or statute, including (without limitation) the Age Discrimination in Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Americans With Disabilities Act of 1990; the federal Fair Labor Standards Act; the California Fair Employment and Housing Act; the California Pregnancy Disability Leave Law; the New York State Human Rights Law; the New York City Human Rights Law; and the New York State Labor Law pursuant to any common law, tort law or contract law, including (without limitation) breach of contract or other promise, discrimination, harassment, retaliation, wrongful discharge, fraud, misrepresentation, defamation, and emotional distress, and (b) exclude Claims that by law are not subject to arbitration.
The terms and conditions relating to binding arbitration are as follows:
(1)Employee and PubMatic mutually waive, relinquish, and give up the right to have disputes relating to any Claims decided by a court or jury. This provision does not restrict Employee’s right to file administrative claims Employee may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims.
(2)Any arbitration proceeding or issues pertaining to arbitration shall be decided in accordance with:
(a) if Employee reports to a PubMatic location in California: California law, including California Code of Civil Procedure §§1280, et seq.
(b) if Employee reports to a PubMatic location in New York: New York law, including the New York Civil Practice Law and Rules (CPLR);

(e) if Employee reports to a PubMatic location in another state: the law of that state, including the civil procedure rules of that jurisdiction.
(3)Any demand for arbitration of Claims by Employee or PubMatic must be made to the other in writing. All applicable statutes of limitations in the law of the state of the PubMatic office to which Employee reports will apply to a demand for such arbitration.
(4)The dispute shall be submitted to, and decided by a single, neutral arbitrator selected from, Judicial Arbitration and Mediation Services (JAMS) (or its successors) under the then applicable JAMS rules, and conducted in San Francisco, California, or if Employee reports to another PubMatic office, the city and state where that office is located. The rules are available online at: http://www.jamsadr.com/files/Uploads/Documents/JAMS- Rules/JAMS_employment_arbitration_rules-2009.pdf. If Employee is unable to access these rules, please notify Human Resources and Employee will be provided with a hardcopy. The arbitrator shall be selected using the applicable JAMS rules and procedures.
(5)The decision of the arbitrator shall be final and binding on Employee and PubMatic. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of all Claims and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Any right of review of the arbitrator’s decision shall be governed by the applicable civil procedure rules.
(6)PubMatic shall pay all of the arbitration fees in excess of the amount of those fees Employee would have been required to pay if the Claims were decided in a court of law, regardless of whether Employee or PubMatic is the prevailing party.
(7)Employee and PubMatic shall be entitled to engage in reasonable discovery, including depositions, interrogatories, requests for production of documents and things, requests for admissions, physical and mental examinations, expert discovery, and the issuance of subpoenas. Any disputes concerning discovery, including limitations thereon, shall be decided by the arbitrator. The arbitrator shall have the power and authority to impose evidentiary or monetary sanctions, including the payment of attorneys’ and/or arbitrator’s fees, in accordance with the applicable state’s law.
(8)The arbitration provisions in this employment agreement shall be binding upon the heirs, successors, and assigns of Employee and PubMatic.
(9)Nothing in this agreement is intended to prevent either Employee or the Company from obtaining injunctive relief regarding the improper use, disclosure or misappropriation of a party’s private, proprietary, confidential or trade secret information.
(10)Arbitration shall proceed solely on an individual basis without the right for any Claims to be arbitrated on a class action basis or on bases involving claims brought in a purported representative capacity on behalf of others. The arbitrator’s authority to resolve and make written awards is limited to Claims between Employee and PubMatic alone. Claims may not be joined or consolidated unless agreed to in writing by all parties. No arbitration award or decision will have any preclusive effect as to issues or claims in any dispute with anyone who is not a named party to the arbitration.
Employee understands that agreeing to this arbitration provision is a condition of Employee obtaining employment with PubMatic. Employee agrees and represents that Employee has had the opportunity to consult an attorney of Employee’s choice to obtain legal advice regarding the import and effect of this arbitration provision. Employee acknowledges his voluntary agreement to this arbitration provision by signing this Agreement.
In the event a court of competent jurisdiction rules that one or more of the above terms, conditions, or provisions of this arbitration provision are void or unenforceable, such term(s), condition(s), or provision(s) shall be severed and the remainder of such terms, conditions, or provisions enforced.”